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                                                                    EXHIBIT 99.1

                    ASHFORD.COM TO ADD COMMUNITY AND CONTENT
                       THROUGH ACQUISITION OF TIMEZONE.COM

            Ashford.com to Build TimeZone.com Audience and Resources


         HOUSTON, Oct. 27 /PRNewswire/ -- Ashford.com (Nasdaq: ASFD), the leading Internet retailer of luxury and premium products, today announced that it will add community features and content to its luxury retail site through the acquisition of TimeZone.com, a community site devoted to watches and the watch industry. Terms of the deal were not disclosed.

TimeZone.com, located at http://www.timezone.com, is the premier Web site for watch education and entertainment, offering a vast information resource for watch aficionados, hobbyists and novices. Visitors to the Ashford.com(TM) retail site can now participate in a variety of TimeZone.com community forums and discussion groups and access content such as in-depth technical articles and watch reviews via links from the Ashford.com site. After the new year, the TimeZone.com community features will be fully integrated with Ashford.com, allowing Ashford.com customers to do research on a watch or a brand or even ask others' opinions at any point while they shop on the site. TimeZone.com will also help Ashford.com customers learn more about watch technology, features, design and care.

         The acquisition will introduce Ashford.com's nearly 500,000 monthly viewers to TimeZone.com, expanding the TimeZone.com's audience. In addition, the acquisition will provide TimeZone.com with resources to access better technologies and to continue to grow its membership.

         "This acquisition will enable Ashford.com to bring a whole new audience toTimeZone.com, creating a broader set of people who can appreciate the sophisticated engineering and technical merit of high-end, Swiss-made, mechanical watches," said Kenny Kurtzman, CEO of Ashford.com. "In addition, because Ashford.com is a publicly traded company, we're able to put more resources and investment into the TimeZone.com community. This acquisition is just our first step toward building an Internet luxury destination that includes valuable community and content."

         TimeZone.com generates three million page views and receives more than 80,000 visitors each month, with members buying between two and ten watches annually. TimeZone.com will continue to oversee the editorial for its community features and will maintain its policy of commercial neutrality for user postings.

         Richard Paige, director of TimeZone.com said: "We are very pleased to become a part of Ashford.com and participate in this new endeavor. We feel that Ashford.com's combination of resources and commitment to the watch industry make them the best partner for TimeZone.com."

         "After the new year, the following TimeZone.com site features will be fully integrated into Ashford.com:

            o Public Forums - open venues for discussions as well as questions and answers on watches and related products. The public forums receive hundreds of postings per day, and several leading international watch experts, including presidents of watch companies, are part of this community.

            o Brand Forums - 12 forums specializing in Swiss name brand watch manufacturers allow for further in-depth discussions and education. The forums include Blancpain,


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              Omega, Rolex, IWC, Lange & Sohne, Jaeger LeCoultre, Minerva, Patek
              Philippe, Ulysses Nardin, Breitling, Vintage and clocks.

            o Classics - an area where the watch community can contribute information on a more comprehensive level than in the Public Forum. This includes important watch reviews by owners and others, in-depth technical papers and essay-type postings on a wide variety of watch-related topics. The Classics Board is the most important place in the world to find in-depth information about the world of watches.

            o The Sales Corner - a unique trading forum for the sale and purchase of watches by individuals.

            o The Horologium - watch reviews, technical articles and special features contributed by Walt Odets, one of the most respected authorities in the world of wristwatches.

            o Articles from the Community - articles written by the most talented writers in the watch community. This link is a great place to obtain content and be published on the Internet.

            o Price List - a collection of suggested list prices for the most popular models from leading watch manufacturers.

            o Watch School - the Watch School, produced and supervised by Walt
              Odets, offers an illustrated, interactive course on watch service and repair for the beginner. Both the School Discussion Forum and occasional School Live Chat allow an ongoing exchange between students and instructors.

         About Ashford.com

         Ashford.com is the leading Internet retailer of luxury and premium products. The company's e-commerce site, located at http://www.ashford.com, offers a vast selection of diamonds and more than 10,000 styles of new and vintage watches, jewelry, fragrances, leather accessories, sunglasses and writing instruments from 270 leading brands. Dedicated to creating a comfortable and safe shopping environment, Ashford.com offers customers the Ashford.com Protection Plus(TM) policy, which provides best-in-industry warranties, privacy and security. Ashford.com is headquartered in Houston, Texas.

         About TimeZone.com

         Founded in 1995, TimeZone.com is the world's most complete watch resource. TimeZone.com is the premier Web site for watch education and entertainment, offering a vast information resource for watch aficionados, hobbyists and novices. Located at http://www.timezone.com, TimeZone.com is a place for all watch enthusiasts to gather and discuss the many aspects of watches and the watch industry.

         Ashford and Ashford.com are trademarks of Ashford.com. All other marks are the property of their respective owners.

         SOURCE Ashford.com

Web site:  http://www.timezone.com http://www.ashford.com



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CONTACT: Stephanie Gnibus of Gnibus Public Relations, media,
408-776-9727, or stephanie@gnibus.com; or Wendy McCarthy of McCarthy & Company, media, 650-961-9202, or wendy@mccarthyandco.com for Ashford.com

NOTE TO EDITORS: A copy of this press release and a photo can be found at http://www.ashford.com/information/news.stm"
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